EXHIBIT 99.1

SigmaTron International, Inc. Reports Financial Results for the Third Quarter of Fiscal 2025

ELK GROVE VILLAGE, Ill., March 14, 2025 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company (the “Company”), today reported revenues and earnings for the fiscal quarter ended January 31, 2025.

For the three month period ended January 31, 2025, revenues decreased $24.8 million, or 26 percent, to $71.1 million compared to $95.9 million for the same quarter in the prior year. Net income for the three month period ended January 31, 2025 was $3.9 million compared to $0.6 million for the same period in the prior year. A gain of approximately $7.2 million was recorded during the third quarter related to the sale/leaseback transaction for the facility located in Elk Grove Village, Illinois. Basic and diluted income per share for the three month period ended January 31, 2025 was $0.63, compared to $0.10 for the same period in the prior year.

For the nine month period ended January 31, 2025, revenues decreased $62.1 million, or 21 percent, to $230.6 million, compared to $292.7 million for the same period in the prior year. Net income/(loss) for the nine month period ended January 31, 2025, was a net loss of $8.9 million, compared to net income of $0.9 million for the same period in the prior year. Approximately $3.3 million of expenses were recorded during the second quarter related to debt modification, expensing of deferred financing costs and lender warrants after remeasurement and another approximately $5.0 million noncash deferred tax charge was taken at that time. A gain of approximately $7.2 million was recorded during the third quarter related to the sale/leaseback transaction for the facility located in Elk Grove Village, Illinois. Basic and diluted income/(loss) per share for the nine month period ended January 31, 2025 was a loss of $1.44, compared to basic and diluted income per share of $0.15 and $0.14, respectively, for the same period in the prior year.

Commenting on the Company’s third quarter fiscal 2025 results, Gary R. Fairhead, Chief Executive Officer and Chairman of the Board, said, “As we discussed in our press release for the second quarter of FY2025, our revenue levels in the third quarter remained depressed and ended up slightly below that of the second quarter. The third quarter is historically weaker than the others due to the holiday period and we believe that the lower revenue was in part due to that. As mentioned above, we are reporting a profit for the third quarter, but that was helped by the sale/leaseback of our building in Elk Grove Village, Illinois that we completed in December 2024. Atypical items have now moved in both directions during the past two quarters.

Throughout this entire period of revenue decline, we have been reducing our cost structure and we believe that we are seeing the benefits of those efforts. To that point, we posted an operating profit in January 2025, and we believe that we have positioned the Company for significant upside of the operations going forward, both at a historical level of revenue and even at the recent lower revenue level. Like everyone else, we are tied to the general economic conditions, and we are starting to see some positive signs. The electronic component marketplace has started to normalize in terms of being consistent with shorter lead times and stable pricing and we have seen modest increases in demand from several of our customers. It is too early to call this a recovery, but we believe that we have reached the bottom of the revenue downturn and are starting the slow path upwards. We also believe that much of our customer’s excess inventory has been consumed and that should lead to less volatility on the revenue side. Based on our current backlog, we expect the revenue for the fourth quarter to be higher than the third quarter, which is encouraging. Also, on the operations side, we continue to focus on reducing inventory and successfully did that in the third quarter.

Given the nature of our business and our international footprint, we remain subject to the existing trade issues as well as those threatened by a potential new tariff policy. Changes in tariff policies are creating volatility that we are dealing with. We are working closely with our customers and supply chain on this issue and are hopeful that it will be resolved favorably for all parties involved. Finally, as previously disclosed, we continue to work with Lincoln International on strategic initiatives. We appreciate the support from our customers and the new opportunities we are working on with them, as well as our continuing good relationships with our supply chain.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. operates in one reportable segment as an independent provider of electronic manufacturing services (“EMS”). The EMS segment includes printed circuit board assemblies, electro-mechanical subassemblies and completely assembled (box-build) electronic products. The Company and its wholly-owned subsidiaries operate manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China; and Biên Hòa City, Vietnam. In addition, the Company maintains an International Procurement Office and Compliance and Sustainability Center in Taipei, Taiwan. The Company also provides design services in Elk Grove Village, Illinois, U.S.

Forward-Looking Statements

Note: This press release contains forward-looking statements. Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially. Specifically, this press release contains forward-looking statements regarding: the Company’s focus on reducing cost structure to increase revenue; the Company’s expectations regarding normalization of the electronic component marketplace creating a stable pricing environment and the impact this may have on increasing the demand for Company’s products; Company’s ability to work closely with its customers to resolve supply chain issues; and the Company’s expectations to continue developing good relationship with customers. Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the impact of material weaknesses in internal controls over financial reporting; the results of long-lived assets and goodwill impairment testing; the risks inherent in any merger, acquisition or business combination, including the ability to achieve the expected benefits of acquisitions as well as the expenses of acquisitions; the collectability of aged account receivables; the variability of the Company’s customers’ requirements; the impact of inflation on the Company’s operating results; the availability and cost of necessary components and materials; the impact acts of war may have to the supply chain; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements; the costs of borrowing under the Company’s senior and subordinated credit facilities, including under the rate indices that replaced LIBOR; increasing interest rates; the ability to meet the Company’s financial and restrictive covenants under its loan agreements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; governmental actions or the threats of certain actions, such as tariffs imposed or threatened to be imposed by the federal government and any retaliatory tariffs imposed by other countries; public health crises; the continued availability of scarce raw materials, exacerbated by global supply chain disruptions, necessary for the manufacture of products by the Company; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; global business disruption caused by the Russian invasion of Ukraine and related sanctions and the conflict in the Middle East; currency exchange fluctuations; the potential impacts of tariffs and trade policies; and the ability of the Company to manage its growth. These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2025	2024	2025	2024

Net sales	71,067,863	95,919,888	230,564,201	292,741,928

Cost of products sold	65,514,800	85,992,928	211,701,740	263,475,993

Gross profit	5,553,063	9,926,960	18,862,461	29,265,935

Selling and administrative expenses	6,378,141	6,683,488	19,372,518	20,139,927

Operating (loss) income	(825,078)	3,243,472	(510,057)	9,126,008

Change in fair value of warrants	1,524,985	-	898,985	-
Other income (expense)	3,846,924	(2,566,730)	(3,122,459)	(7,969,374)

Income (loss) before income tax	4,546,831	676,742	(2,733,531)	1,156,634

Income tax expense	(663,220)	(77,736)	(6,138,687)	(267,267)

Net income/(loss)	$3,883,611	$599,006	($8,872,218)	$889,367

Net income/(loss) per common share - basic	$0.63	$0.10	($1.44)	$0.15

Net income/(loss) per common share - diluted	$0.63	$0.10	($1.44)	$0.14

Weighted average number of common equivalent
shares outstanding - assuming dilution	6,205,704	6,120,317	6,148,093	6,152,073

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2025	2024

Assets:

Current assets	$150,288,638	$175,902,619

Machinery and equipment-net	28,799,735	33,755,078

Deferred income taxes	-	4,432,210
Intangibles	735,510	979,188
Other assets	13,163,231	8,724,880

Total assets	$192,987,114	$223,793,975

Liabilities and stockholders' equity:

Current liabilities	$122,446,752	$145,888,791

Long-term obligations	12,986,843	11,832,931

Stockholders' equity	57,553,519	66,072,253

Total liabilities and stockholders' equity	$192,987,114	$223,793,975

For Further Information Contact:
SigmaTron International, Inc.
Frank Cesario
1-800-700-9095